Exhibit 10.3

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is dated this 14th day of February, 2018, by and among CNL Strategic Capital, LLC, a Delaware limited liability company (the “Company”), UMB Bank, N.A. (the “Escrow Agent”) and CNL Securities Corp. (the “Managing Dealer”), (collectively, the “Parties”). This Agreement shall be effective as of the effective date of the Company’s registration statement filed with the Securities and Exchange Commission containing the Prospectus (as defined below) (the “Effective Date”).

WHEREAS, the Company proposes to offer and sell, on a best-efforts basis through the Managing Dealer, in its capacity as the managing dealer, and selected broker-dealers that are registered with the Financial Industry Regulatory Authority or intermediaries that are exempt from such broker-dealer registration (the Managing Dealer and such intermediaries are hereinafter referred to collectively as the “Participating Broker-Dealers”), the Company’s shares of Class A, Class T, Class D, and Class I limited liability interests (the “Shares”), on a best-efforts basis, for at least $2,000,000 and up to $1,100,000,000 of gross offering proceeds (including the shares of its Class A, Class T and Class I common stock to be offered and sold pursuant to the Company’s dividend reinvestment plan), at an initial purchase price of up to $27.32 per Class A share, $26.25 per Class T share, $25.00 per Class D and $25.00 per Class I share (the “Offering”) pursuant to an offering prospectus as amended from time to time and filed with the Securities and Exchange Commission as part of a registration statement file no. 333-222986, including amended for additional share classes (hereinafter the “Prospectus”); and

WHEREAS, the Company has agreed that the subscription price paid by subscribers for Shares (with interest) will be promptly refunded in full to such subscribers if subscriptions and payment for an aggregate of at least $2,000,000 in Shares of the Company in the Offering or in separate private offering transactions have not been received on or before the date that is one year from the Effective Date (the “Outside Date”); and

WHEREAS, the Company has also engaged the Escrow Agent to act as escrow agent in connection with the Company’s private offering (the “Private Offering”) pursuant to the Escrow Agreement dated July 5, 2017 (the “Private Offering Escrow Agreement”); and

WHEREAS, the Company desires to establish an escrow account for the Offering as further described herein in which funds received from subscribers will be deposited in such account and the Escrow Agent is willing to serve as escrow agent for such account upon the terms and conditions herein set forth; and

WHEREAS, the Escrow Agent had engaged DST Systems, Inc. (“DST”) to receive, examine for “good order” and facilitate subscriptions into the Escrow Account as further described herein and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the escrow account (the “Processing Agent”); and

WHEREAS, in so acting, DST shall be acting solely in the capacity as the Processing Agent for the Escrow Agent and not in any capacity on behalf of the Company or the Managing Dealer, nor shall the Company or the Managing Dealer have any interest, other than that provided in this Agreement, in assets in Processing Agent’s possession as the agent of the Escrow Agent; and

WHEREAS, in order to subscribe for Shares, a subscriber must deliver an executed subscription agreement in substantially the form attached as an exhibit to the registration statement encompassing the Prospectus, along with the full amount of its subscription, subject to volume discounts or other discounts, as applicable: (i) by check in U.S. dollars or (ii) by wire transfer of immediately available funds in U.S. dollars (collectively, the “Subscription Payment”). The Company or the Managing Dealer shall instruct any Participating Broker-Dealers that any such wire transfers shall be in accordance with the instructions provided on Exhibit B hereto.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

1.	Effective Date. This Agreement shall be effective on the date of this Agreement (the “Effective Date”).

2.	Establishment of Escrow Account. On or prior to the commencement of the Effective Date, the Company shall establish a deposit account with the Escrow Agent (the “Escrow Account”). All monies deposited in the Escrow Account, together with any interest earned thereon, are hereinafter referred to as the “Escrowed Funds.” The initial escrow period (the “Initial Escrow Period”) shall commence upon the effectiveness of this Agreement and shall continue until the earlier of (i) the date upon which the Escrow Agent receives written confirmation from the Company that the Company has raised an aggregate of at least $2,000,000 of gross proceeds either (a) in the Offering or (b) in separate private offering(s) of the Company’s shares occurring prior to or concurrent with the Offering (the “Minimum Proceeds”), (ii) the Outside Date, or (iii) the date upon which the Escrow Agent receives written confirmation from the Company of the termination of the Offering prior to the receipt of the Minimum Proceeds. The Initial Escrow Period together with the Post Escrow Break Period (as defined in Section 5(b)) shall collectively be referred to as the “Escrow Period.” The Escrow Account shall be an interest bearing account until notified by the Company after which time the Escrow Account shall not be an interest-bearing account and at such time all amounts deposited into the Escrow Account shall be held un-invested. Upon meeting the minimum offering period and breaking the Initial Escrow period, all interest earned on the Escrowed Funds shall be held separate and allocated to the Company.

3.	Deposits into the Escrow Account and Transmission of Subscription Documents.

(a)	Deposits in Escrow Account. During the Escrow Period, persons subscribing to purchase Shares will be instructed by the Company and the Participating Broker-Dealers to make checks for subscriptions payable to the order of “UMB Bank, N.A., as EA for CNL Strategic Capital, LLC” or any variation thereof permitting a deposit in the Escrow Account if accompanied by a corresponding subscription agreement. Completed subscription agreements and checks in payment for the purchase price shall be remitted to the Processing Agent at the address designated for the receipt of such agreements and funds; and, drafts or wires shall be transmitted directly to the Escrow Account. The Processing Agent will promptly deliver all monies received in good order from subscribers (or from the Managing Dealer or other Participating Broker-Dealers transmitting monies and subscriptions from subscribers) for the payment of Shares to the Escrow Agent for deposit in the Escrow Account no later than the end of the business day on which such monies are received by the Processing Agent. Any Subscription Payments received prior to the time, if any, that the Escrowed Funds are deliverable to the Company, and that are made payable to a party other than the Escrow Agent shall be promptly returned to the Participating Broker-Dealer who submitted the Subscription Payment. Completed subscription agreements and checks shall be delivered by the Participating Broker-Dealer to the Processing Agent no later than the close of business on the first business day following their receipt by the Participating Broker-Dealers; provided, however, if the Participating Broker-Dealers receives subscription agreements and checks at a branch office and final supervisory review is conducted at a different location (the “Final Review Office”), then the branch office shall transmit the subscription agreements and checks to the Final Review Office by the close of business on the first business day following their receipt by the branch office and the Final Review Office shall review the subscription agreements and check to ensure their proper execution and form and, if they are acceptable, deliver the subscription agreements and the funds to the Processing Agent by the close of business on the first business day after their receipt by the Final Review Office. All Escrowed Funds shall be held in the Escrow Account until such funds are disbursed in accordance with Section 5. Prior to the disbursement of Escrowed Funds, none of the Escrow Agent, the Processing Agent or the Company is entitled to any funds received into the Escrow Account, and no amounts deposited in the Escrow Account shall become the property of the Company, its affiliates, the Escrow Agent or the Processing Agent, nor be subject to the debts or offsets of the Company, its affiliates, the Escrow Agent, the Processing Agent or Participating Broker-Dealers.

(b)	Subscription Agreements. The Escrow Agent agrees to cause the Processing Agent to maintain a written account of each subscription, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address, (ii) the number of Shares purchased by such subscriber, and (iii) the subscription amount paid by such subscriber for such Shares.

4.	Collection Procedure for Subscription Payments.

(a)	The Escrow Agent is hereby instructed by the Company to forward each Subscription Payment for Federal Reserve Bank clearing and upon collection of the proceeds of each Subscription Payment, to deposit the collected proceeds into the Escrow Account.

(b)	The Escrow Agent will timely notify the Company and the Processing Agent in writing via mail, email or facsimile of any Subscription Payment returned to the subscriber, and the Escrow Agent is authorized to debit the Escrow Account in the amount of such returned Subscription Payment and direct the Processing Agent to delete the appropriate account from the records maintained by the Processing Agent.

(c)	In the event that the Company or any agent acting on behalf of the Company rejects any subscription for Shares and the funds for such subscription have already been collected by the Escrow Agent, the Escrow Agent shall, upon receipt from the Company or the Processing Agent of written notice of such rejection, promptly cause the issuance of a refund payment by bank check to the rejected or withdrawing subscriber, with interest or income thereon, if applicable. If the Escrow Agent has not yet collected funds for such subscription but has submitted such subscription for clearing, the Escrow Agent shall promptly cause the issuance of a payment by bank check in the amount of such Subscription Payment to the rejected or withdrawing subscriber only after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted the Subscription Payment relating to the subscription of the rejected or withdrawing subscriber, the Escrow Agent shall promptly cause such Subscription Payment to be remitted to the drawer of the Subscription Payment submitted by or on behalf of the subscriber.

(d)	In the event that money is deposited into the Escrow Account in error, the Escrow Agent shall notify the Company and the Processing Agent in writing via mail, email or facsimile of any such error and promptly cause the issuance of a refund payment by bank check to the appropriate party only after the Subscription Payment has cleared.

5.	Distribution of Escrowed Funds.

(a)	Break Escrow – Initial Closing

(i) Upon receipt of the Break Escrow Letter (as defined in Section 5(a)(ii) from the Company to the Escrow Agent and the Processing Agent by 3:00 P.M. Eastern Time that the Company has raised the Minimum Proceeds, and contingent upon the prior day’s notification by the Company to the Escrow Agent and the Processing Agent of the Company’s best efforts at an estimate of the amount of Escrowed Funds anticipated to be released from the Escrow Account, the Escrow Agent will release such Escrowed Funds that day from the Escrow Account to the Company’s designated account.

(ii) A letter from an officer of the Company to the Processing Agent and the Escrow Agent certifying that the Minimum Proceeds have been timely subscribed shall constitute sufficient evidence for the purpose of this Agreement that such event has occurred (the “Break Escrow Letter”). The current form of the Break Escrow Letter is attached hereto as Exhibit C. The Break Escrow Letter shall indicate (i) the date on which the Company has raised the Minimum Proceeds (the “Break Escrow Date”) and (ii) the wire amount, in U.S. dollars, which represents the amount of subscriptions determined to be in good and proper order “Good Order Funds”), and (iii) the Company’s designated account for such released Escrowed Funds.

(iii) If the Escrow Agent has not received a Break Escrow Letter on or prior to the Outside Date, the Escrow Agent shall cause the Escrowed Funds to be promptly returned to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them, with interest and without deduction, penalty or expense to the subscriber. The Escrow Agent shall notify the Processing Agent, the Company and the Managing Dealer of any such return of subscription amounts. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company, the Processing Agent, the Escrow Agent, the Participating Broker-Dealers or any of their creditors.

(b)	Post Escrow Break Period. From and after the Break Escrow Date (the “Post Escrow Break Period”), the Escrow Agent shall periodically transfer to the Company’s designated account, the Escrowed Funds pursuant to standing instructions from the Company as agreed among the Company, the Escrow Agent and the Processing Agent from time to time.

(c)	The Company hereby directs the Escrow Agent to provide, and agrees to provide the Processing Agent with all electronic files and information needed by the Processing Agent to maintain ownership records for the Company’s common stock.

6.	Liability of Escrow Agent and Processing Agent.

(a)	In performing any of their respective duties under this Agreement, or upon the claimed failure to perform their respective duties hereunder, the Escrow Agent and the Processing Agent shall not be liable to anyone for any damages, losses, or expenses that either may incur as a result of either so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages, losses, and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements that may be incurred by the Company arising out of its or the Processing Agent’s negligence or willful misconduct under this Agreement. The Escrow Agent may consult with counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, provided the Escrow Agent has, to the extent permitted by law, given advanced written notice to the Company. Accordingly, neither the Processing Agent nor the Escrow Agent shall incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel that is given with respect to any questions relating to their duties and responsibilities hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Processing Agent and/or the Escrow Agent shall believe such document to be genuine. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b)	The Company hereby agrees to indemnify and hold harmless the Escrow Agent and the Processing Agent (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements, that may be incurred by either of them resulting from any act or omission of the Company or arising from the Escrow Agent’s performance of its obligations under this Agreement; provided, however, that the Company shall not indemnify either Indemnitee for any such losses, claims, damages, or expenses arising out of such Indemnitee’s negligence or willful misconduct.

(c)	If any dispute ensues between or among the parties hereto that, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal proceedings may be brought in any such court as the Escrow Agent shall determine has jurisdiction. The Company shall indemnify the Escrow Agent or Processing Agent against their reasonable court costs and attorneys’ fees incurred in filing such legal proceedings.

7.	Inability to Deliver. In the event that any Subscription Payments for subscriptions are not cleared through normal banking channels according to the regular Federal Reserve Bank clearing schedule, the Escrow Agent will cause the Processing Agent promptly to notify the Company of such event.

8.	Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by facsimile confirmed by telephone call or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

If to the subscribers for Shares:	To their respective addresses as specified in their subscription agreements.

If to the Company:	CNL Strategic Capital, LLC CNL Center at City Commons

450 South Orange Avenue Orlando, Florida 32801 Attention: President Copy to: Legal Counsel Facsimile: (407) 540-7000

If to the Escrow Agent:	UMB Bank, N.A. Corporate Trust & Escrow Services 1010 Grand Blvd., 4th Floor Mail Stop: 1020409 Kansas City, Missouri 64106 Attention: Lara L. Stevens Facsimile: (816) 860-3029

If to the Processing Agent:	DST Systems, Inc. 210 W. 10th Street Kansas City, MO 64105 Attention: CNL Strategic Capital, LLC Facsimile: 877-694-1116

If to the Managing Dealer:	CNL Securities Corp. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attention: Deputy General Counsel Facsimile: (407) 423-2894

9.	Fees to Escrow Agent. In consideration of the services to be provided by the Escrow Agent hereunder, the Company agrees to pay the fees and expenses to the Escrow Agent as outlined in Schedule I hereto which Schedule I permits reasonable fees for the performance of extraordinary services and reimbursement for reasonable extraordinary costs in the event that it should become necessary for the Escrow Agent to perform extraordinary services not contemplated by this Agreement and the Escrow Agent shall, to the extent permitted by law make its best efforts to provide prior written notice before the incurrence of any such expenses.

10.	Third Party Beneficiaries. The Processing Agent shall be a third party beneficiary under this Agreement, entitled to enforce any rights, duties or obligations owed to it under this Agreement notwithstanding the terms of any other agreements between the Processing Agent and any party hereto.

11.	Termination of the Escrow Agreement. This Agreement, except for Sections 6, 14 and this Section 11, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent. Unless otherwise provided, final termination of this Agreement shall occur on the date that all funds held in the Escrow Account are distributed either (a) to the Company or to subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account or (b) to a successor escrow agent upon written instructions from the Company.

12.	Patriot Act Compliance; OFAC Search Duties. The Company shall provide to Escrow Agent upon the execution of this Agreement Forms W-9 and any other documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time, and the Managing Dealer shall provide, at the request of the Escrow Agent any documentation reasonably requested to comply with the USA Patriot Act of 2001, as amended from time to time. The Escrow Agent, or its agent, shall complete an OFAC search, in compliance with its policy and procedures, of each subscription check and shall inform the Company if a subscription check fails the OFAC search.

13.	Confidentiality.

(a)	The Company and the Managing Dealer each agree to have in place and adhere to a commercially reasonable program of customer privacy in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. The Escrow Agent agrees it has and shall maintain a commercially reasonable program of customer privacy. The Escrow Agent agrees to treat investor information as confidential and will promptly notify the Company of any breaches of security or loss of confidential customer information in respect of investors in the Company.

(b)	The Escrow Agent and Processing Agent shall keep strictly confidential all investor information sent to it unless such material is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order, decree or subpoena, or request by a regulatory organization having authority pursuant to the law. If the Escrow Agent is compelled—in the absence of a protective order or other remedy—to disclose the investor information, the Escrow Agent may without liability disclose the investor information that is required but must provide notice to the Company and exercise commercially reasonable efforts (at the sole expense of the Company) to preserve the confidential treatment of the investor information. Despite the foregoing, however, nothing in this Agreement prohibits, prevents, or limits the Escrow Agent from disclosing any subscriber information, without notice to or consent of the Company, if the disclosure is made to a supervisory or governmental authority or a self-regulatory organization in the course of any examination, inquiry, or audit of the Company or an investor or any of the Company’s or investor’s representatives or businesses, provided that, to the extent permitted by law, the Escrow Agent has given notice to the Company of such requirements.

14.	General.

(a)	This Agreement shall be interpreted, construed and enforced in all respects in accordance with the internal laws of the State of Delaware applicable to contracts to be made and performed entirely in said state.

(b)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)	This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. The parties acknowledge that the parties have entered into Private Offering Escrow Agreement and that such agreement: (i) covers subject matter that is separate and distinct subject matter from this Agreement, (ii) was entered into by each party with mutual and sufficient consideration than the consideration for this Agreement, and (iii) should not be integrated with this Agreement.

(d)	This Agreement may be amended, modified, superseded or cancelled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. Notwithstanding the foregoing, Exhibit B and Exhibit C, which is incorporated in and attached hereto, may be modified without such written instrument. Rather, Exhibit B and Exhibit C may be amended through the mutual agreement of all parties hereto as expressed via written fax or email. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

(e)	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action, or suit in the appropriate court of law. In addition, the transaction described herein may be conducted and related documents may be stored by electronic means where acceptable under applicable law.

(f)	The Escrow Agent may rely conclusively on and shall not be required to make any independent inspection or investigation in connection therewith any electronic communication, resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, affidavit, letter, telegram or paper or other document received by it, provided for under this Agreement.

(g)	The Escrow Agent shall not assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h)	If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

(i)	This Agreement shall not be construed against the party preparing it and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product. As a result, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

15.	Representation of the Company. The Company hereby acknowledges that the status of the Processing Agent and the Escrow Agent with respect to the offering of the Shares is that of agent solely of the Company only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent or Processing Agent, by serving as the Escrow Agent or Processing Agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent or Processing Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgement that it has agreed to serve as Escrow Agent or Processing Agent for the limited purposes herein set forth.

16.	Resignation of Escrow Agent or Processing Agent. At any time, the Escrow Agent may resign by notifying the Company. Such resignation shall become effective on the earlier to occur of (i) the acceptance by a successor Escrow Agent or (ii) sixty (60) days following the date upon which notice was mailed. Upon the effective date of such resignation all amounts then held by the Escrow Agent hereunder shall be delivered by it to such successor Escrow Agent as has been designated in writing by the Company. To the extent no successor has been appointed, the Escrow Agent shall be entitled to return such funds to the Company. Until such time as the Escrow Agent has resigned in accordance herewith, the Escrow Agent shall perform its duties hereunder in accordance with the terms of this Agreement.

17.	Force Majeure. No party hereto shall be responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond such party’s reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, communication service, accidents, labor disputes, acts of civil or military authority, or governmental actions.

(Signature Page follows)

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the date first above written.

CNL STRATEGIC CAPITAL, LLC

By:	/s/ Chirag J. Bhavsar
Name:	Chirag J. Bhavsar
Title:	Authorized Signatory

UMB BANK, N.A.

By:	/s/ Lara L. Stevens
Name:	Lara L. Stevens
Title:	Vice President

CNL SECURITIES CORP.

By:	/s/ Neil D. Menard
Name:	Neil D. Menard
Title:	Authorized Signatory

SCHEDULE I

Escrow Agent Fee Schedule

Acceptance Fee
Review escrow agreement, establish account	$1,000
DST Agency Engagement	$250

Annual Fee
Annual Escrow Agent	$2,000

Quarterly Fees
Outgoing Wire Transfer	$15 each
Daily BAI Recon File to DST	$3.75 per Bus Day
Daily Wire Ripping to DST	$10 per Bus Day
Web Exchange Access	$15 per month
Overnight Delivery/Mailings	$16.50 each

Acceptance fee and first year Annual fee will be payable at the initiation of the escrow. Thereafter, the Quarterly Fees will be billed quarterly in arrears and the Annual fee will be billed annually in advance. Other fees and expenses will be billed as incurred.

Fees specified are for the regular, routine services contemplated by the Escrow Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate.

*All expenses related to the administration of the Escrow Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable.

EXHIBIT A

Prospectus dated [__________]

EXHIBIT B

Wiring Instructions

UMB Bank, N.A.

ABA No:

Acct No:

Acct Name: UMB Bank, N.A., as EA for CNL Strategic Capital, LLC

EXHIBIT C

_______________, 201_

UMB Bank, N.A.

1010 Grand Blvd., 4th Floor

Mail Stop: 1020409

Kansas City, Missouri 64106

Facsimile: (816) 860-3029

Attention: [__________]

Re:        CNL Strategic Capital, LLC (the “Company”)

Break Escrow Date: _________________, 2018

Dear Ladies and Gentlemen:

The undersigned signatory hereby certifies to you the following, pursuant to Section 5(a) of the Escrow Agreement among the Company and therein defined Escrow Agent and Managing Dealer dated as of [___________], 2018 (the “Escrow Agreement”):

1. He is the Chief Financial Officer of the Company;

2. At least $2,000,000 in shares of common stock (the “Shares”) of the Company subscribed for in one or more offerings as of _______________, 201___ (the “Break Escrow Date”), and $___________ represents the amount good order funds that have been subscribed in the Company’s offering. The investors who submitted subscriptions that were accepted on or before the Break Escrow Date should be admitted as shareholders of the Company as of the Break Escrow Date. Thereafter, investors should be admitted as shareholders at such time as their funds are released from the Escrow Account upon written authorization received by the Escrow Agent from the Issuer. The Company also instructs the Escrow Agent that as of the Break Escrow Date, the Escrow Account shall not be an interest-bearing account.

Please contact the undersigned should you have any questions at (407) _____________.

Very truly yours,

CNL Strategic Capital, LLC

By:

Chief Financial Officer